Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan of AcelRx Pharmaceuticals, Inc. of our report dated March 12, 2015, except for Note 1 and 7, as to which the date is March 7, 2016, with respect to the consolidated financial statements of AcelRx Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 7, 2016